Exhibit 99.2

Bakers Footwear Group, Inc.
Excerpts of Statements In Live Broadcast
August 9, 2004
10:00 a.m. EST

On August 9, 2004 at 10:00 a.m. Eastern Time, the registrant held a live conference call that was broadcast via the internet at www.kcsa.com to discuss the financial results of the second quarter of 2004, business developments and future outlook of Bakers Footwear Group, inc. (BKRS). The following are excerpts of statements made during the live broadcast by Messrs. Peter A. Edison, Chairman of the Board and Chief Executive Officer, Michele Bergerac, President, and Lawrence J. Spanley, Jr., Treasurer, Secretary and Chief Financial Officer.

Mr. Edison stated: “Net income in the first half of 2004 include[s] a one time gain of approximately $1 million from the recognition of deferred tax assets, resulting from the conversion to a C corporation as the beginning of fiscal 2004. Excluding this non-recurring benefit, net income was $11,000.

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Our remodeled stores continue to be a main driver for comp. sales growth.

Comp. sales for our new format stores increased more than 10 percent in our second quarter. In [the] second quarter, we remodeled one store into our new contemporary format and had 11 stores closed during the last part of the quarter for remodeling which affected total sales [and] net income in the quarter.”

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Ms. Bergerac stated: “...we’re experiencing increasing volume of Internet sales on our web site, www.bakersshoes.com. In the second quarter, sales totaled $303,970 compared to $49,000 last year. For the first six months of fiscal 2004, our Internet sales climbed....77.8 percent.”

Mr. Spanley stated: “In the second quarter, we saw a small improvement in sales and associated incremental costs. This lead to an increase in gross margin of 10 percent o[r] $1,173,000 over last year. [Selling] expenses in the second quarter increased slightly to 19.1 percent of sales, from 19 percent last year. Total [sales] payroll was 13.2 percent of sales, versus 13.6 percent last year. [Other selling expenses] were [6.0] percent in 2004, compared to 5.5 percent in 2003. General and administrative expenses increased to [8.9] percent of sales from 7.6 percent as a result of public company....expenses.

The approximately 15.5 million raised in the company’s IPO in February....allowed the company to pay off debt and reduce interest expense by 67 percent in the second quarter from $403,158 last year [to] $133,438 this year. The $133,438 includes interest on our capitalized lease[s] and unused bank line fees. As of July 3, 2003 we had $8.2 million in cash and cash equivalents and no outstanding balance on our $25 million line of credit.

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Inventory at the end of the second quarter was approximately $15.4 million, compared to $13.9 million for 2003. Capital expenditures were $2.6 million in the second quarter, and we remain on target for our cap ex budget between $8 million and $9 million for the year. Net cash provided by operations in the first six months of fiscal 2004 was approximately $500,000 compared to a use of cash of approximately $300,000 in the first half of fiscal 2003. For the 12 months ended July 3, 2004, pre tax income was $4.3 million on net sales of [$151.2 million];.... comp sales increased 3.8 percent. And gross profit was $48.1 million or 31.8 percent of sales.

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[P]ublic company charges [in the second quarter] were approximately.... up $547,000...”

In response to a question regarding whether, in light of “all of the remodels in Q3, plus the new stores, plus the summer clearance...” was Mr. Edison comfortable with a “loss projected [for the third quarter]....with a seven cent consensus loss?” Mr Edison stated: “You know, I don’t really ever comment on comfort on a quarterly basis. I’m still comfortable with sort of the annual number [analysts’ estimates] that is out there.”

In response to a question as to the trend in the second quarter and as to whether comparable store sales were positive in June, Mr. Edison stated: “Yes, we had a positive comp in June. It was the lowest comp of the quarter, however.... we noticed.... with the opening up of the summer selling seasons, the surge in flip flops and the softening of comps.... something that has continued. We still lived in [the] positive but not as strong as we had been in the first five months. And.... the hope would be that.... comps can improve.”

In response to a question as to the reason for the increase in inventory, Mr. Edison stated: “The primary explanation is that we have begun bringing in....a program we [call] China direct shipping, which means we take possession of the goods in the orient, and hand them right-off, and they don’t go through a warehouse, and they....get sent directly to the store. So, instead of receiving them in the United States, we receive them in China. That is the cause really for the entire increase in inventory. On a per store basis, inventory [excluding China direct inventory] was up three percent at the end of the second quarter.”

In response to a question regarding the composition of comparable stores sales increases in the second quarter, Mr. Edison stated: “in the first quarter, the increase was half because of more units, and half because of average selling price. In the second quarter, there was still a nice increase in units [per share] but the increase in average selling price was lower.”

In response to a question regarding how new store remodels are doing, Mr. Edison stated: “the spread has slowed somewhat. It’s still significant, but it was not as great as the spread in the first quarter. The new remodels are doing extraordinarily well, the half a dozen or so that have opened are currently exceeding the 15 percent comp rate, that we would have expected the first year out of the box in remodels. So, you know, there’s very good news on the first remodels that have reopened.”

In response to a question regarding the status of remodeled stores in the second year, Mr. Edison stated: “We haven’t calculated that exact figure. We know we’re getting more than a cumulative 20 percent increase over the first several years from the stores, based upon the double digit improvement in the first half of this year. But we didn’t calculate – I don’t want to give you a number we didn’t calculate exactly.”

In response to question as to whether the older remodeled stores were “still comping above the company average,” Mr. Edison stated “Yes.”

In response to a question as to the “share count at the end of the quarter, the actual share count?” Mr. Spanley stated: “5,102,481....that’s the basic number.”

In response to a question as to “the cash flow from operations for the second quarter,” Mr. Spanley stated that “[c]ash flow from operations [was] $4,960,000 [compared to] $6,729,000.

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